Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION
FOR IMMEDIATE RELEASE

Contact
Lisa M. O’Neill
Executive Vice President and Chief Financial Officer
(574) 267-9125
lisa.oneill@lakecitybank.com

Lakeland Financial Reports Third Quarter Net Income of $23.3 million, Organic Loan Growth of 5% and Organic Deposit Growth of 4%

Warsaw, Indiana (October 25, 2024) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported net income of $23.3 million for the three months ended September 30, 2024, which represents a decrease of $1.9 million, or 8%, compared with net income of $25.3 million for the three months ended September 30, 2023. Diluted earnings per share were $0.91 for the third quarter of 2024 and decreased $0.07, or 7%, compared to $0.98 for the third quarter of 2023. On a linked quarter basis, net income increased $789,000, or 3%, from second quarter 2024 net income of $22.5 million. Diluted earnings per share increased $0.04, or 5%, from $0.87 on a linked quarter basis.

Pretax pre-provision earnings, which is a non-GAAP measure, were $30.8 million for the three months ended September 30, 2024, an increase of $666,000, or 2%, compared to $30.1 million for the three months ended September 30, 2023. On a linked quarter basis, pretax pre-provision earnings decreased $4.6 million, or 13%, compared to $35.4 million for the second quarter of 2024.

The company further reported net income of $69.3 million for the nine months ended September 30, 2024, versus $64.1 million for the comparable period of 2023, an increase of $5.1 million, or 8%. Diluted earnings per share also increased 8% to $2.69 for the nine months ended September 30, 2024, versus $2.49 for the comparable period of 2023. Pretax pre-provision earnings were $95.5 million for the nine months ended September 30, 2024, an increase of $15.7 million, or 20%, compared to $79.8 million for the nine months ended September 30, 2023.

“Our long-term track record of serving our clients and communities through organic loan and deposit growth continued during the third quarter of 2024 and we are pleased with our performance for the quarter,” commented David M. Findlay, Chairman and Chief Executive Officer. “We continue to be encouraged by the strength of economic activity in our Indiana markets and are really well positioned to take advantage of the ongoing growth and investment we are seeing throughout our footprint.”

Quarterly Financial Performance

Third Quarter 2024 versus Third Quarter 2023 highlights:

•Tangible book value per share grew by $5.47, or 25%, to $27.07
•Total risk-based capital ratio of 15.75%, compared to 15.13%
•Tangible capital ratio improved to 10.47%, compared to 8.62%
•Average loans grew by $214.6 million, or 4%, to $5.06 billion
•Core deposit growth of $261.2 million, or 5%
•Return on average equity of 13.85%, compared to 16.91%
•Return on average assets of 1.39%, compared to 1.54%
•Net interest margin of 3.16% versus 3.21%
•Noninterest income growth of $1.1 million, or 10%
•Revenue improved by 3% to $61.2 million
•Noninterest expense increased by $1.3 million, or 4%
•Provision expense of $3.1 million, compared to $400,000
•Net charge offs of $143,000 versus $353,000
•Watch list loans as a percentage of total loans increased to 5.27% from 3.83%

Third Quarter 2024 versus Second Quarter 2024 highlights:

•Tangible book value per share grew by $1.73, or 7%
•Total risk-based capital ratio improved to 15.75% from 15.53%
•Tangible capital ratio of 10.47%, compared to 9.91%
•Core deposits increased by $138.3 million, or 2%
•Average loans grew by $29.5 million, or 1%, to $5.06 billion
•Net interest margin of 3.16% versus 3.17%
•Return on average equity of 13.85%, compared to 14.19%
•Return on average assets of 1.39%, compared to 1.37%
•Noninterest income decreased by $8.5 million, or 42%
•Noninterest expense decreased by $2.9 million, or 9%
•Provision expense of $3.1 million compared to $8.5 million
•Watch list loans as a percentage of total loans improved to 5.27% from 5.31%

Capital Strength

The company’s total capital as a percentage of risk-weighted assets improved to 15.75% at September 30, 2024, compared to 15.13% at September 30, 2023 and 15.53% at June 30, 2024. These capital levels significantly exceeded the 10.00% regulatory threshold required to be characterized as “well capitalized” and reflect a strengthening of the company's strong capital base.

The company’s tangible common equity to tangible assets ratio, which is a non-GAAP financial measure, improved to 10.47% at September 30, 2024, compared to 8.62% at September 30, 2023 and 9.91% at June 30, 2024. Unrealized losses from available-for-sale investment securities improved to $154.5 million at September 30, 2024, compared to $266.4 million at September 30, 2023 and $194.9 million at June 30, 2024. When excluding the impact of accumulated other comprehensive income (loss) on tangible common equity and tangible assets, the company’s ratio of adjusted tangible common equity to adjusted tangible assets, a non-GAAP financial measure, improved to 12.29% at September 30, 2024, compared to 11.74% at September 30, 2023 and 12.18% at June 30, 2024.

Kristin L. Pruitt, President commented, “Our capital structure is a critical strength of our balance sheet, as it has been for a very long time. This exceptionally strong capital retention supports our plans for continued organic growth as well as total return to shareholders through our common stock dividend.”

As announced on October 8, 2024, the board of directors approved a cash dividend for the third quarter of $0.48 per share, payable on November 5, 2024, to shareholders of record as of October 25, 2024. The third quarter dividend per share represents a 4% increase from the $0.46 dividend per share paid for the third quarter of 2023.

Loan Portfolio

Average total loans of $5.06 billion in the third quarter of 2024, increased $214.6 million, or 4%, from $4.85 billion for the third quarter of 2023, and increased $29.5 million, or 1%, from $5.03 billion for the second quarter of 2024.
Average total loans for the nine months ended September 30, 2024 were $5.02 billion, an increase of $232.1 million, or 5%, from $4.79 billion for the nine months ended September 30, 2023.

“Loan growth has been steady in 2024 and has been funded through healthy deposit growth. We are seeing increased activity with our manufacturing clients as we experienced $91 million, or 6%, of commercial and industrial loan growth as compared to September 30, 2023. In addition, commercial real estate loan balances increased as our relationships with in-market long-term clients expanded with projects moving forward supported by good demand and high-quality developments. As a result, commercial real estate and multi-family loans grew $128 million, or 5% year over year,” noted Findlay. “Our retail and consumer lending teams have also experienced healthy growth of $54 million or 9% in the last year. Our highly diverse loan portfolio growth continues, and it is gratifying to see both commercial and consumer lending positively impacting our balance sheet growth.”

Total loans, net of deferred loan fees, increased by $211.0 million, or 4%, from $4.87 billion as of September 30, 2023 to $5.08 billion as of September 30, 2024. The increase in loans occurred across much of the portfolio with our commercial real estate and multi-family residential loan portfolio growing by $127.4 million, or 5%, our commercial and industrial loan portfolio growing by $90.7 million, or 6%, and our consumer 1-4 family mortgage loans portfolio growing by $36.3 million, or 8%. These increases were offset by a decrease to total agribusiness and agricultural loans of $22.1 million, or 6%, and a decrease to other commercial loans of $31.6 million, or 25%. On a linked quarter basis, total loans net of deferred loan fees increased by $29.6 million, or 1%, from $5.05 billion at June 30, 2024. The linked quarter increase was primarily a result of growth in construction and land development loans of $70.9 million, or 11%, and growth in total consumer loans of $21.7 million, or 4%. Offsetting this growth were declines in total commercial and industrial loans of $33.4 million, or 2%, and in owner occupied loans of $19.6 million, or 2%.

Commercial loan originations for the third quarter included approximately $316.0 million in loan originations, offset by approximately $308.0 million in commercial loan pay downs. Line of credit usage increased to 41% as of September 30, 2024, compared to 39% at September 30, 2023 and was unchanged from 41% as of June 30, 2024. Total available lines of credit contracted by $69.0 million, or 1%, as compared to a year ago, and line usage increased by $96.0 million, or 5%, over that period. The company has limited exposure to commercial office space borrowers, all of which are in the bank’s Indiana markets. Loans totaling $102.6 million for this sector represented 2% of total loans at September 30, 2024, an increase of $1.4 million, or 1%, from June 30, 2024. Commercial real estate loans secured by multi-family residential properties and secured by non-farm non-residential properties were approximately 210% of total risk-based capital at September 30, 2024.

Diversified Deposit Base

The bank's diversified deposit base has grown on a year over year basis and on a linked quarter basis.

DEPOSIT DETAIL
(unaudited, in thousands)

	September 30, 2024		June 30, 2024		September 30, 2023
Retail	$1,709,899	29.3%	$1,724,777	29.9%	$1,761,235	31.1%
Commercial	2,304,041	39.5	2,150,127	37.3	2,154,853	38.1
Public funds	1,726,869	29.6	1,727,593	30.0	1,563,557	27.7
Core deposits	5,740,809	98.4	5,602,497	97.2	5,479,645	96.9
Brokered deposits	96,504	1.6	161,040	2.8	177,430	3.1
Total	$5,837,313	100.0%	$5,763,537	100.0%	$5,657,075	100.0%

Total deposits increased $180.2 million, or 3%, from $5.66 billion as of September 30, 2023 to $5.84 billion as of September 30, 2024. The increase in total deposits was driven by an increase in core deposits (which excludes brokered deposits) of $261.2 million, or 5%. Total core deposits at September 30, 2024 were $5.74 billion and represented 98% of total deposits, as compared to $5.48 billion and 97% of total deposits at September 30, 2023. Brokered deposits were $96.5 million, or 2% of total deposits, at September 30, 2024, compared to $177.4 million, or 3% of total deposits, at September 30, 2023.

The change in composition of core deposits since September 30, 2023 reflects growth in commercial deposits and public funds deposits. As of September 30, 2024, commercial deposits as a percentage of total deposits increased to 39%, from 38%, public fund deposits as a percentage of total deposits increased to 30%, from 28%, and retail deposits as a percentage of total deposits contracted to 29%, from 31%, compared to balances a year ago. Commercial deposits grew annually by $149.2 million, or 7%, to $2.30 billion. Public funds deposits grew annually by $163.3 million, or 10%, to $1.73 billion. Retail deposits contracted annually by $51.3 million, or 3%, to $1.71 billion. Growth in public funds was positively impacted by the addition of a new public funds customer in the Lake City Bank footprint which included the addition of its operating accounts. Net retail outflows since September 30, 2023, reflect the continued utilization of deposits from peak savings levels during 2021.

Findlay noted, “We are pleased with annual core deposit growth of 5% or $261 million in 2024. The deposit mix shift that began in early 2023 has stabilized with growth in noninterest bearing deposits during the third quarter of 2024. Our retail banking team has done a terrific job continuing to drive market share growth in our core Indiana markets and we are pleased with our market share performance in all of our Indiana markets. Core deposit gathering is a strategic focus, continues to improve and today represents 98% of total deposits, up from 97% a year ago.”

On a linked quarter basis, total deposits increased $73.8 million, or 1%, from $5.76 billion at June 30, 2024 to $5.84 billion at September 30, 2024. Core deposits increased by $138.3 million, or 2%, while brokered deposits decreased by $64.5 million, or 40%. Linked quarter growth in core deposits resulted from growth in commercial deposits of $153.9 million, or 7%. Offsetting the increase in commercial deposits was contraction in retail deposits of $14.9 million, or 1%, and contraction in public funds deposits of $724,000, or less than 1%.

Average total deposits were $5.88 billion for the third quarter of 2024, an increase of $307.7 million, or 6%, from $5.57 billion for the third quarter of 2023. Average interest-bearing deposits drove the increase to average total deposits and increased by $481.2 million, or 12%. Contributing to the overall growth of interest-bearing deposits was an increase to average interest-bearing checking accounts of $422.1 million, or 15%, and growth in average time deposits of $108.4 million, or 11%. Offsetting these increases was a decrease to average savings deposits of $49.4 million, or 15%. Average noninterest-bearing demand deposits decreased by $173.5 million, or 12%.
On a linked quarter basis, average total deposits increased by $60.2 million, or 1%, from $5.82 billion for the second quarter of 2024 to $5.88 billion for the third quarter of 2024. Average interest-bearing deposits drove the increase to total average deposits, which increased by $46.9 million, or 1%. Contributing to the overall growth of interest-bearing deposits was an increase to total average time deposits of $35.5 million, or 3%, and an increase to interest bearing checking accounts of $20.4 million, or 1%. Offsetting these increases was a decrease to average savings deposits of $8.9 million, or 3%. Average noninterest-bearing demand deposits increased by $13.3 million, or 1%.

Checking account trends compared to September 30, 2023, include growth of $181.7 million, or 14%, in aggregate public fund checking account balances and growth of $144.7 million, or 7%, in aggregate commercial checking account balances, and a contraction of $2.5 million, or less than 1%, in aggregate retail checking account balances. The number of accounts has also grown for all three segments, with growth of 14% for public funds accounts, 3% for commercial accounts and 2% for retail accounts.

Deposits not covered by FDIC deposit insurance as a percentage of total deposits were 61% as of September 30, 2024, compared to 54% at both June 30, 2024 and September 30, 2023, reflecting the growth in public fund deposits over the period. Deposits not covered by FDIC deposit insurance or the Indiana Public Deposit Insurance Fund (which insures public funds deposits in Indiana), were 32% of total deposits as of September 30, 2024, compared to 29% at June 30, 2024, and 28% as of September 30, 2023. As of September 30, 2024, 98% of deposit accounts had deposit balances less than $250,000.

Liquidity Overview

The bank has robust liquidity resources. These resources include secured borrowings available from the Federal Home Loan Bank and the Federal Reserve Bank Discount Window. In addition, the bank has unsecured borrowing capacity through long established relationships within the brokered deposits markets, Federal Funds lines from correspondent bank partners, and Insured Cash Sweep (ICS) one-way buy funds available from the Intrafi network. As of September 30, 2024, the company had access to an aggregate of $3.7 billion in liquidity from these sources, compared to $3.3 billion at both September 30, 2023 and June 30, 2024. Utilization from these sources totaled $96.5 million at September 30, 2024, compared to $267.4 million at September 30, 2023 and $161.0 million at June 30, 2024. Core deposits have historically represented, and currently represent, the primary funding resource of the bank at 98% of total deposits and purchased funds.

Investment Portfolio Overview

Total investment securities were $1.15 billion at September 30, 2024, reflecting an increase of $42.8 million, or 4%, as compared to $1.11 billion at September 30, 2023. On a linked quarter basis, investment securities increased $24.0 million, or 2%, due primarily to improvement in the fair market value of available-for-sale securities of $40.4 million and partially offset by portfolio cash flows of $15.1 million. Investment securities represented 17% of total assets on September 30, 2024, September 30, 2023 and June 30, 2024. The ratio of investment securities as a percentage of total assets remains elevated over historical levels of approximately 12% to 14%. The company expects the investment securities portfolio as a percentage of assets to continue to decrease over time as the proceeds from pay downs, sales and maturities are used to fund loan portfolio growth and for general liquidity purposes. Tax equivalent adjusted effective duration for the investment portfolio was 6.3 years at September 30, 2024, compared to 6.7 years and 6.5 years at September 30, 2023 and June 30, 2024, respectively. Tax equivalent adjusted effective duration of the investment portfolio remains elevated as compared to 4.0 years at December 31, 2019 prior to the deployment of excess liquidity to the investment portfolio and the increased rate environment. The company anticipates receiving principal and interest cash flows of approximately $26.4 million throughout the remainder of 2024 and $104.7 million during 2025 from its investment securities portfolio.

Net Interest Margin

Net interest margin was 3.16% for the third quarter of 2024, representing a 5 basis point decrease from 3.21% for the third quarter of 2023. Earning assets yields increased by 23 basis points to 6.04% for the third quarter of 2024 from 5.81% for the third quarter of 2023. The increase in earning asset yields was offset by an increase in the company's funding costs of 28 basis points as interest expense as a percentage of average earning assets increased to 2.88% for the third quarter of 2024 from 2.60% for the third quarter of 2023. Increased industry competition for deposits has driven funding costs as a percentage of average earning assets to rise more aggressively than earning asset yields since the third quarter of 2023. Notably, the deposit mix shift from noninterest bearing deposits to interest bearing deposits encountered by the company during the recent monetary tightening cycle has stabilized with noninterest bearing deposits representing 22% of total deposits at September 30, 2024, compared to 24% at September 30, 2023 and 21% at June 30, 2024. In 2019, prior to the pandemic and the related stimulus plans, the ratio of noninterest bearing deposits to total deposits stood at 24% as of December 31, 2019.

Linked quarter net interest margin contracted by 1 basis point to 3.16% for the third quarter of 2024, compared to 3.17% for the second quarter of 2024. Average earning asset yields decreased by 3 basis points from 6.07% during the second quarter of 2024 to 6.04% during the third quarter of 2024 and were partially offset by a 2 basis point decrease in interest expense as a percentage of average earning assets from 2.90% to 2.88%.

“Net interest margin has stabilized and has responded well to the first federal fund rate decrease of 50 basis points late in the third quarter. The bank's net interest margin expanded by 4 basis points on a linked quarter basis, excluding the impact of increased nonperforming loans. In addition, noninterest bearing deposits grew modestly during the quarter as compared to June 30, 2024. While our balance sheet continues to be assets sensitive, we are encouraged by the impact of the Federal Reserve Bank rate action,” commented Lisa M. O’Neill, Executive Vice President and Chief Financial Officer.

The cumulative loan beta, which measures the sensitivity of a bank's average loan yield to changes in short-term interest rates, was 56% for the recent rate-tightening cycle, compared to 61% during the prior tightening cycle from 2016 through 2019. The cumulative deposit beta, which measures the sensitivity of a bank's deposit cost to changes in short-term interest rates, was 54% for the recent rate-tightening cycle, compared to 45% during the prior tightening cycle.

Net interest income was $49.3 million for the third quarter of 2024, representing an increase of $880,000, or 2%, as compared to $48.4 million for the third quarter of 2023. On a linked quarter basis, net interest income increased $977,000, or 2%, from $48.3 million for the second quarter of 2024. Net interest income decreased by $3.5 million, or 2%, from $148.4 million for the nine months ended September 30, 2023, to $145.0 million for the nine months ended September 30, 2024.
Asset Quality

The company recorded a provision for credit losses of $3.1 million in the third quarter of 2024, an increase of $2.7 million, as compared to $400,000 in the third quarter of 2023. On a linked quarter basis, the provision expense decreased by $5.4 million, from $8.5 million for the second quarter of 2024. The elevated provision expense during the second quarter of 2024 was primarily attributable to an increase in the specific reserve allocation from the downgrade of a $43.3 million credit to an industrial company in Northern Indiana in conjunction with the relationship's placement on nonperforming status. Additional specific reserves of $4.7 million were allocated to this credit during the third quarter of 2024.

The ratio of allowance for credit losses to total loans was 1.65% at September 30, 2024, up from 1.48% at September 30, 2023, and 1.60% at June 30, 2024. Net charge offs in the third quarter of 2024 were $143,000, compared to $353,000 in the third quarter of 2023 and $949,000 during the linked second quarter of 2024. Annualized net charge offs to average loans were 0.01% for the third quarter of 2024, compared to 0.03% for the third quarter of 2023 and 0.08% for the linked second quarter of 2024.

Nonperforming assets increased $41.3 million, or 247%, to $58.1 million as of September 30, 2024, versus $16.7 million as of September 30, 2023. On a linked quarter basis, nonperforming assets increased $427,000, or 1%, compared to $57.6 million as of June 30, 2024. The ratio of nonperforming assets to total assets at September 30, 2024 increased to 0.87% from 0.26% at September 30, 2023 and declined from 0.88% at June 30, 2024. The increase in nonperforming assets was primarily driven by the industrial borrower relationship referenced above.

Total individually analyzed and watch list loans increased by $81.2 million, or 44%, to $267.6 million as of September 30, 2024, versus $186.4 million as of September 30, 2023. On a linked quarter basis, total individually analyzed and watch list loans decreased by $687,000, or less than 1%, from $268.3 million at June 30, 2024. Watch list loans as a percentage of total loans increased by 144 basis points to 5.27% at September 30, 2024, compared to 3.83% at September 30, 2023, and decreased by 4 basis points from 5.31% at June 30, 2024. The increase in individually analyzed and watch list loans between September 30, 2024 and September 30, 2023 was primarily driven by downgrades to four commercial relationships individually greater than $10.0 million, net of paydowns, payoffs and upgrades to other relationships.

“Overall, we continue to observe stable economic conditions in our Lake City Bank footprint. The commencement of the Federal Reserve Bank easing cycle will provide some interest relief to variable rate borrowers, in particular for commercial real estate clients. We believe that loan demand could accelerate for our commercial and industrial sector if the Federal Reserve Bank takes additional easing actions,” stated Findlay.

Noninterest Income

The company’s noninterest income increased $1.1 million, or 10%, to $11.9 million for the third quarter of 2024, compared to $10.8 million for the third quarter of 2023. Wealth advisory fees increased $420,000, or 18%, driven by growth in customers and favorable market performance. Other income increased $429,000, or 72%, primarily from an improvement to income from the company's limited partnership investments. Adjusted core noninterest income, a non-GAAP financial measure that excludes the effects of certain non-routine operating events, was $11.9 million for the third quarter of 2024, an increase of $1.1 million, or 10%, compared to $10.8 million for the third quarter of 2023.

Noninterest income for the third quarter of 2024 decreased by $8.5 million, or 42%, on a linked quarter basis from $20.4 million during the second quarter of 2024. Second quarter noninterest income benefited from the net gain recognized on the exchange and partial redemption of the company's Visa shares of $9.0 million. The company's remaining Visa Class C shares were redeemed during the third quarter of 2024 for a net loss of $15,000. Offsetting this linked quarter decrease was an increase to other income of $333,000, or 48%, and an increase to bank owned life insurance income of $178,000, or 20%. Adjusted core noninterest income increased by $504,000, or 4%, compared to $11.4 million for the linked second quarter of 2024.

Noninterest income increased by $12.3 million, or 38%, to $45.0 million for the nine months ended September 30, 2024, compared to $32.7 million for the prior year nine-month period. The increase in noninterest income was driven primarily by the net gain on Visa shares of $9.0 million. Additionally, other income increased $2.0 million, or 105%, wealth advisory fees increased $1.0 million, or 15%, bank owned life insurance income increased $601,000, or 25%, and mortgage banking income increased $252,000. Other income increased primarily due to improved performance from limited partnership investment income and the receipt of a $1.0 million insurance recovery related to the 2023 wire fraud loss. Improved market performance of the company's variable bank owned life insurance policies, which are tied to the performance of the equity markets, drove the increase to bank owned life insurance income. Mortgage banking income increased from pipeline expansion and a related positive impact to mortgage rate lock income. Offsetting these increases was a decrease to interest rate swap fee income of $794,000, or 100%, due to no new swap fee activity during the period. Adjusted core noninterest income for the nine months ended September 30, 2024 was $35.0 million, an increase of $2.3 million, or 7%, compared to $32.7 million for the nine months ended September 30, 2023.

“While not robust, we are pleased to report that revenue growth for the nine months ended September 30, 2024, was $8.9 million, or 5% as compared to the same period in 2023. Noninterest income, and in particular, wealth advisory fees are positively impacting the improvement in revenue,” stated Findlay. “It is rewarding to see this important part of the business growing and positively impacting revenue growth at the bank.”

Noninterest Expense

Noninterest expense increased $1.3 million, or 4%, to $30.4 million for the third quarter of 2024, compared to $29.1 million during the third quarter of 2023. Driving the third quarter 2024 increase to noninterest expense were increases to salaries and benefits expense of $499,000, or 3%, data processing fees and supplies expense of $389,000, or 12%, and corporate and business development expense of $168,000, or 14%, as compared to the third quarter of 2023. Adjusted core noninterest expense, a non-GAAP financial measure that excludes the effects of certain non-routine operating events, was $30.4 million for the third quarter of 2024, an increase of $1.3 million, or 4%, compared to $29.1 million for the third quarter of 2023.

On a linked quarter basis, noninterest expense decreased by $2.9 million, or 9%, from $33.3 million during the second quarter of 2024. Other expense decreased by $3.6 million, or 58%, primarily due to the recognition of a $4.5 million legal accrual in the second quarter 2024. Offsetting the decrease to noninterest expense was an increase in salaries and employee benefits of $318,000, or 2%. Adjusted core noninterest expense increased by $1.6 million, or 6%, compared to $28.8 million for the linked second quarter of 2024.

Noninterest expense decreased by $6.8 million, or 7%, for the nine months ended September 30, 2024 to $94.4 million compared to $101.3 million for the nine months ended September 30, 2023. The $18.1 million wire fraud loss recorded during the second quarter of 2023 was the primary driver of the decrease between these periods. Offsetting this decrease were increases to salaries and employee benefits expense of $6.1 million, or 14%, other expense of $3.2 million, or 41%, data processing fees of $1.1 million, or 11%, and professional fees of $391,000, or 6%. The increase to salaries and benefits expense resulted primarily from increases to salaries and wages of $2.3 million, performance-based incentive compensation of $2.2 million, health insurance expense of $695,000 and variable deferred compensation related to the company's variable bank owned life insurance of $536,000. The increase for data processing fees resulted from continued investment in customer-facing and operational technology solutions. Professional fees increased due to higher costs to implement technology solutions. Adjusted core noninterest expense was $89.9 million for the nine months ended September 30, 2024, an increase of $4.8 million, or 6%, from $85.1 million recorded during the comparable period of 2023.

The company’s efficiency ratio was 49.7% for the third quarter of 2024, compared to 49.1% for the third quarter of 2023 and 48.5% for the linked second quarter of 2024. The company's adjusted core efficiency ratio, a non-GAAP measure that excludes the impact of certain non-routine operating events, was 49.7% for the third quarter of 2024, compared to 48.2% for the linked second quarter of 2024 and 49.1% for the third quarter of 2023.

The company's efficiency ratio was 49.7% for the nine months ended September 30, 2024, compared to 55.9% for the comparable period in 2023. The company's adjusted core efficiency ratio was 50.0% for the nine months ended September 30, 2024, compared to 47.0% for the comparable period in 2023.

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at lakecitybank.com. The company’s common stock is traded on the Nasdaq Global Select Market under “LKFN.” Lake City Bank, a $6.6 billion bank headquartered in Warsaw, Indiana, was founded in 1872 and serves Central and Northern Indiana communities with 54 branch offices and a robust digital banking platform. Lake City Bank's community banking model prioritizes building in-market long-term customer relationships while delivering technology-forward solutions for retail and commercial clients.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “continue,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. The company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Numerous factors could cause the company’s actual results to differ from those reflected in forward-looking statements, including the effects of economic, business and market conditions and changes, particularly in our Indiana market area, including prevailing interest rates and the rate of inflation; governmental monetary and fiscal policies; the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand and the values and liquidity of loan collateral, securities and other interest sensitive assets and liabilities; and changes in borrowers’ credit risks and payment behaviors, as well as those identified in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q.

LAKELAND FINANCIAL CORPORATION
THIRD QUARTER 2024 FINANCIAL HIGHLIGHTS

	Three Months Ended			Nine Months Ended
(Unaudited – Dollars in thousands, except per share data)	September 30,	June 30,	September 30,	September 30,	September 30,
END OF PERIOD BALANCES	2024	2024	2023	2024	2023
Assets	$6,645,371	$6,568,807	$6,426,844	$6,645,371	$6,426,844
Investments	1,147,806	1,123,803	1,105,026	1,147,806	1,105,026
Loans	5,081,990	5,052,341	4,870,965	5,081,990	4,870,965
Allowance for Credit Losses	83,627	80,711	72,105	83,627	72,105
Deposits	5,837,313	5,763,537	5,657,075	5,837,313	5,657,075
Brokered Deposits	96,504	161,040	177,430	96,504	177,430
Core Deposits (1)	5,740,809	5,602,497	5,479,645	5,740,809	5,479,645
Total Equity	699,181	654,590	557,184	699,181	557,184
Goodwill Net of Deferred Tax Assets	3,803	3,803	3,803	3,803	3,803
Tangible Common Equity (2)	695,378	650,787	553,381	695,378	553,381
Adjusted Tangible Common Equity (2)	832,813	820,534	780,756	832,813	780,756
AVERAGE BALANCES
Total Assets	$6,656,464	$6,642,954	$6,498,984	$6,618,102	$6,448,316
Earning Assets	6,329,287	6,295,281	6,145,894	6,280,677	6,103,538
Investments	1,128,705	1,118,776	1,171,426	1,135,304	1,210,540
Loans	5,064,348	5,034,851	4,849,758	5,023,556	4,791,431
Total Deposits	5,880,177	5,819,962	5,572,466	5,777,234	5,537,379
Interest Bearing Deposits	4,635,993	4,589,059	4,154,825	4,527,524	4,028,087
Interest Bearing Liabilities	4,649,745	4,666,136	4,382,380	4,616,129	4,246,648
Total Equity	670,160	638,999	592,510	651,457	594,063
INCOME STATEMENT DATA
Net Interest Income	$49,273	$48,296	$48,393	$144,985	$148,436
Net Interest Income-Fully Tax Equivalent	50,383	49,493	49,712	148,558	152,436
Provision for Credit Losses	3,059	8,480	400	13,059	5,550
Noninterest Income	11,917	20,439	10,835	44,968	32,650
Noninterest Expense	30,393	33,333	29,097	94,431	101,265
Net Income	23,338	22,549	25,252	69,288	64,141
Pretax Pre-Provision Earnings (2)	30,797	35,402	30,131	95,522	79,821
PER SHARE DATA
Basic Net Income Per Common Share	$0.91	$0.88	$0.99	$2.70	$2.51
Diluted Net Income Per Common Share	0.91	0.87	0.98	2.69	2.49
Cash Dividends Declared Per Common Share	0.48	0.48	0.46	1.44	1.38
Dividend Payout	52.75%	55.17%	46.94%	53.53%	36.95%
Book Value Per Common Share (equity per share issued)	$27.22	$25.49	$21.75	$27.22	$21.75
Tangible Book Value Per Common Share (2)	27.07	25.34	21.60	27.07	21.60
Market Value – High	$72.25	$66.62	$57.00	$73.22	$77.07
Market Value – Low	57.45	57.59	44.46	57.45	43.05

	Three Months Ended			Nine Months Ended
(Unaudited – Dollars in thousands, except per share data)	September 30,	June 30,	September 30,	September 30,	September 30,
PER SHARE DATA (continued)	2024	2024	2023	2024	2023
Basic Weighted Average Common Shares Outstanding	25,684,407	25,678,231	25,613,456	25,673,275	25,601,493
Diluted Weighted Average Common Shares Outstanding	25,767,739	25,742,871	25,693,535	25,754,357	25,709,841
KEY RATIOS
Return on Average Assets	1.39%	1.37%	1.54%	1.40%	1.33%
Return on Average Total Equity	13.85	14.19	16.91	14.21	14.44
Average Equity to Average Assets	10.07	9.62	9.12	9.84	9.21
Net Interest Margin	3.16	3.17	3.21	3.16	3.33
Efficiency (Noninterest Expense/Net Interest Income plus Noninterest Income)	49.67	48.49	49.13	49.71	55.92
Loans to Deposits	87.06	87.66	86.10	87.06	86.10
Investment Securities to Total Assets	17.27	17.11	17.19	17.27	17.19
Tier 1 Leverage (3)	12.18	11.98	11.64	12.18	11.64
Tier 1 Risk-Based Capital (3)	14.50	14.28	13.88	14.50	13.88
Common Equity Tier 1 (CET1) (3)	14.50	14.28	13.88	14.50	13.88
Total Capital (3)	15.75	15.53	15.13	15.75	15.13
Tangible Capital (2)	10.47	9.91	8.62	10.47	8.62
Adjusted Tangible Capital (2)	12.29	12.18	11.74	12.29	11.74
ASSET QUALITY
Loans Past Due 30 - 89 Days	$829	$1,615	$1,782	$829	$1,782
Loans Past Due 90 Days or More	95	26	19	95	19
Nonaccrual Loans	57,551	57,124	16,290	57,551	16,290
Nonperforming Loans	57,646	57,150	16,309	57,646	16,309
Other Real Estate Owned	384	384	384	384	384
Other Nonperforming Assets	21	90	45	21	45
Total Nonperforming Assets	58,051	57,624	16,738	58,051	16,738
Individually Analyzed Loans	77,654	78,533	16,739	77,654	16,739
Non-Individually Analyzed Watch List Loans	189,918	189,726	169,621	189,918	169,621
Total Individually Analyzed and Watch List Loans	267,572	268,259	186,360	267,572	186,360
Gross Charge Offs	231	1,076	480	1,811	6,766
Recoveries	88	127	127	407	715
Net Charge Offs/(Recoveries)	143	949	353	1,404	6,051
Net Charge Offs/(Recoveries) to Average Loans	0.01%	0.08%	0.03%	0.04%	0.17%
Credit Loss Reserve to Loans	1.65	1.60	1.48	1.65	1.48
Credit Loss Reserve to Nonperforming Loans	145.07	141.23	442.11	145.07	442.11
Nonperforming Loans to Loans	1.13	1.13	0.33	1.13	0.33
Nonperforming Assets to Assets	0.87	0.88	0.26	0.87	0.26
Total Individually Analyzed and Watch List Loans to Total Loans	5.27%	5.31%	3.83%	5.27%	3.83%

	Three Months Ended			Nine Months Ended
(Unaudited – Dollars in thousands, except per share data)	September 30,	June 30,	September 30,	September 30,	September 30,
PER SHARE DATA (continued)	2024	2024	2023	2024	2023
OTHER DATA
Full Time Equivalent Employees	639	653	614	639	614
Offices	54	53	53	54	53

(1)Core deposits equals deposits less brokered deposits.
(2)Non-GAAP financial measure - see “Reconciliation of Non-GAAP Financial Measures”.
(3)Capital ratios for September 30, 2024 are preliminary until the Call Report is filed.

CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
	September 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Cash and due from banks	$86,785	$70,451
Short-term investments	73,405	81,373
Total cash and cash equivalents	160,190	151,824

Securities available-for-sale, at fair value	1,016,649	1,051,728
Securities held-to-maturity, at amortized cost (fair value of $118,861 and $119,215, respectively)	131,157	129,918
Real estate mortgage loans held-for-sale	3,148	1,158

Loans, net of allowance for credit losses of $83,627 and $71,972	4,998,363	4,844,562

Land, premises and equipment, net	59,987	57,899
Bank owned life insurance	112,075	109,114
Federal Reserve and Federal Home Loan Bank stock	21,420	21,420
Accrued interest receivable	28,471	30,011
Goodwill	4,970	4,970
Other assets	108,941	121,425
Total assets	$6,645,371	$6,524,029

LIABILITIES
Noninterest bearing deposits	$1,284,527	$1,353,477
Interest bearing deposits	4,552,786	4,367,048
Total deposits	5,837,313	5,720,525

Federal Funds purchased	30,000	0
Federal Home Loan Bank advances	0	50,000
Total borrowings	30,000	50,000

Accrued interest payable	14,784	20,893
Other liabilities	64,093	82,818
Total liabilities	5,946,190	5,874,236

STOCKHOLDERS’ EQUITY
Common stock: 90,000,000 shares authorized, no par value
25,974,017 shares issued and 25,506,084 outstanding as of September 30, 2024
25,903,686 shares issued and 25,430,566 outstanding as of December 31, 2023	128,346	127,692
Retained earnings	724,550	692,760
Accumulated other comprehensive income (loss)	(138,136)	(155,195)
Treasury stock, at cost (467,933 shares and 473,120 shares as of September 30, 2024 and December 31, 2023, respectively)	(15,668)	(15,553)
Total stockholders’ equity	699,092	649,704
Noncontrolling interest	89	89
Total equity	699,181	649,793
Total liabilities and equity	$6,645,371	$6,524,029

CONSOLIDATED STATEMENTS OF INCOME (unaudited - in thousands, except share and per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
NET INTEREST INCOME
Interest and fees on loans
Taxable	$86,118	$78,910	$252,386	$223,499
Tax exempt	298	1,008	1,830	2,869
Interest and dividends on securities
Taxable	2,908	3,077	9,051	9,966
Tax exempt	3,921	4,023	11,800	12,387
Other interest income	1,773	1,605	4,721	3,604
Total interest income	95,018	88,623	279,788	252,325

Interest on deposits	45,556	37,108	131,083	95,637
Interest on short-term borrowings	189	3,122	3,720	8,252
Total interest expense	45,745	40,230	134,803	103,889

NET INTEREST INCOME	49,273	48,393	144,985	148,436

Provision for credit losses	3,059	400	13,059	5,550

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	46,214	47,993	131,926	142,886

NONINTEREST INCOME
Wealth advisory fees	2,718	2,298	7,770	6,769
Investment brokerage fees	438	408	1,438	1,370
Service charges on deposit accounts	2,835	2,735	8,332	8,091
Loan and service fees	2,955	2,934	8,855	8,782
Merchant and interchange fee income	898	938	2,653	2,744
Bank owned life insurance income	1,068	1,009	2,994	2,393
Interest rate swap fee income	0	0	0	794
Mortgage banking income (loss)	(7)	(50)	68	(184)
Net securities gains (losses)	0	(35)	(46)	(16)
Net gain (loss) on Visa shares	(15)	0	8,996	0
Other income	1,027	598	3,908	1,907
Total noninterest income	11,917	10,835	44,968	32,650

NONINTEREST EXPENSE
Salaries and employee benefits	16,476	15,977	49,467	43,414
Net occupancy expense	1,721	1,621	5,159	4,874
Equipment costs	1,452	1,325	4,207	4,189
Data processing fees and supplies	3,768	3,379	11,419	10,305
Corporate and business development	1,369	1,201	4,015	3,930
FDIC insurance and other regulatory fees	966	871	2,571	2,469
Professional fees	2,089	2,114	6,675	6,284
Wire fraud loss	0	0	0	18,058
Other expense	2,552	2,609	10,918	7,742
Total noninterest expense	30,393	29,097	94,431	101,265

INCOME BEFORE INCOME TAX EXPENSE	27,738	29,731	82,463	74,271
Income tax expense	4,400	4,479	13,175	10,130
NET INCOME	$23,338	$25,252	$69,288	$64,141

BASIC WEIGHTED AVERAGE COMMON SHARES	25,684,407	25,613,456	25,673,275	25,601,493

BASIC EARNINGS PER COMMON SHARE	$0.91	$0.99	$2.70	$2.51

DILUTED WEIGHTED AVERAGE COMMON SHARES	25,767,739	25,693,535	25,754,357	25,709,841

DILUTED EARNINGS PER COMMON SHARE	$0.91	$0.98	$2.69	$2.49

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
(unaudited, in thousands)

	September 30, 2024		June 30, 2024		September 30, 2023
Commercial and industrial loans:
Working capital lines of credit loans	$678,079	13.3%	$697,754	13.8%	$589,345	12.1%
Non-working capital loans	814,804	16.0	828,523	16.4	812,875	16.7
Total commercial and industrial loans	1,492,883	29.3	1,526,277	30.2	1,402,220	28.8

Commercial real estate and multi-family residential loans:
Construction and land development loans	729,293	14.3	658,345	13.0	633,920	13.0
Owner occupied loans	810,453	15.9	830,018	16.4	811,175	16.6
Nonowner occupied loans	766,821	15.1	762,365	15.1	740,783	15.2
Multifamily loans	243,283	4.8	252,652	5.0	236,581	4.8
Total commercial real estate and multi-family residential loans	2,549,850	50.1	2,503,380	49.5	2,422,459	49.6

Agri-business and agricultural loans:
Loans secured by farmland	157,413	3.1	161,410	3.2	183,241	3.8
Loans for agricultural production	200,971	4.0	199,654	4.0	197,287	4.0
Total agri-business and agricultural loans	358,384	7.1	361,064	7.2	380,528	7.8

Other commercial loans	94,309	1.9	96,703	1.9	125,939	2.6
Total commercial loans	4,495,426	88.4	4,487,424	88.8	4,331,146	88.8

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	261,462	5.1	259,094	5.1	247,114	5.1
Open end and junior lien loans	210,275	4.1	197,861	3.9	189,611	3.9
Residential construction and land development loans	14,200	0.3	12,952	0.3	12,888	0.3
Total consumer 1-4 family mortgage loans	485,937	9.5	469,907	9.3	449,613	9.3

Other consumer loans	103,547	2.1	97,895	1.9	93,737	1.9
Total consumer loans	589,484	11.6	567,802	11.2	543,350	11.2
Subtotal	5,084,910	100.0%	5,055,226	100.0%	4,874,496	100.0%
Less: Allowance for credit losses	(83,627)		(80,711)		(72,105)
Net deferred loan fees	(2,920)		(2,885)		(3,531)
Loans, net	$4,998,363		$4,971,630		$4,798,860

LAKELAND FINANCIAL CORPORATION
DEPOSITS AND BORROWINGS
(unaudited, in thousands)

	September 30, 2024	June 30, 2024	September 30, 2023
Noninterest bearing demand deposits	$1,284,527	$1,212,989	$1,377,650
Savings and transaction accounts:
Savings deposits	276,468	283,809	315,651
Interest bearing demand deposits	3,273,405	3,274,179	2,891,683
Time deposits:
Deposits of $100,000 or more	787,095	776,314	756,107
Other time deposits	215,818	216,246	315,984
Total deposits	$5,837,313	$5,763,537	$5,657,075
FHLB advances and other borrowings	30,000	55,000	90,000
Total funding sources	$5,867,313	$5,818,537	$5,747,075

LAKELAND FINANCIAL CORPORATION
AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
(UNAUDITED)

	Three Months Ended September 30, 2024			Three Months Ended June 30, 2024			Three Months Ended September 30, 2023
(fully tax equivalent basis, dollars in thousands)	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate
Earning Assets
Loans:
Taxable (2)(3)	$5,037,855	$86,118	6.80%	$4,993,270	$84,226	6.78%	$4,791,156	$78,910	6.53%
Tax exempt (1)	26,493	366	5.50	41,581	783	7.57	58,602	1,258	8.52
Investments: (1)
Securities	1,128,705	7,871	2.77	1,118,776	8,082	2.91	1,171,426	8,169	2.77
Short-term investments	2,841	35	4.90	2,836	35	4.96	2,533	29	4.54
Interest bearing deposits	133,393	1,738	5.18	138,818	1,807	5.24	122,177	1,576	5.12
Total earning assets	$6,329,287	$96,128	6.04%	$6,295,281	$94,933	6.07%	$6,145,894	$89,942	5.81%
Less: Allowance for credit losses	(81,353)			(74,166)			(71,997)
Nonearning Assets
Cash and due from banks	63,744			64,518			68,669
Premises and equipment	59,493			58,702			58,782
Other nonearning assets	285,293			298,619			297,636
Total assets	$6,656,464			$6,642,954			$6,498,984

Interest Bearing Liabilities
Savings deposits	$280,180	$45	0.06%	$289,107	$48	0.07%	$329,557	$57	0.07%
Interest bearing checking accounts	3,295,911	33,822	4.08	3,275,502	33,323	4.09	2,873,795	27,891	3.85
Time deposits:
In denominations under $100,000	215,020	1,914	3.54	217,146	1,871	3.47	211,039	1,507	2.83
In denominations over $100,000	844,882	9,775	4.60	807,304	9,121	4.54	740,434	7,654	4.10
Miscellaneous short-term borrowings	13,752	189	5.48	77,077	1,077	5.62	227,555	3,121	5.44
Total interest bearing liabilities	$4,649,745	$45,745	3.91%	$4,666,136	$45,440	3.92%	$4,382,380	$40,230	3.64%
Noninterest Bearing Liabilities
Demand deposits	1,244,184			1,230,903			1,417,641
Other liabilities	92,375			106,916			106,453
Stockholders' Equity	670,160			638,999			592,510
Total liabilities and stockholders' equity	$6,656,464			$6,642,954			$6,498,984
Interest Margin Recap
Interest income/average earning assets		96,128	6.04%		94,933	6.07%		89,942	5.81%
Interest expense/average earning assets		45,745	2.88		45,440	2.90		40,230	2.60
Net interest income and margin		$50,383	3.16%		$49,493	3.17%		$49,712	3.21%

(1)Tax exempt income was converted to a fully taxable equivalent basis at a 21 percent tax rate. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983, included the Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) adjustment applicable to nondeductible interest expenses. Taxable equivalent basis adjustments were $1.11 million, $1.20 million and $1.32 million in the three-month periods ended September 30, 2024, June 30, 2024, and September 30, 2023, respectively.
(2)Loan fees, which are immaterial in relation to total taxable loan interest income for the three months ended September 30, 2024, June 30, 2024, and September 30, 2023, are included as taxable loan interest income.
(3)Nonaccrual loans are included in the average balance of taxable loans.

Reconciliation of Non-GAAP Financial Measures

Tangible common equity, adjusted tangible common equity, tangible assets, adjusted tangible assets, tangible book value per common share, tangible common equity to tangible assets, adjusted tangible common equity to adjusted tangible assets, and pretax pre-provision earnings are non-GAAP financial measures calculated based on GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of equity, net of deferred tax. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets, net of deferred tax. Adjusted tangible assets and adjusted tangible common equity remove the fair market value adjustment impact of the available-for-sale investment securities portfolio in accumulated other comprehensive income (loss) ("AOCI"). Tangible book value per common share is calculated by dividing tangible common equity by the number of shares outstanding less true treasury stock. Pretax pre-provision earnings is calculated by adding net interest income to noninterest income and subtracting noninterest expense. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. However, management considers these measures of the company’s value meaningful to understanding of the company’s financial information and performance.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended			Nine Months Ended
	Sep. 30, 2024	Jun. 30, 2024	Sep. 30, 2023	Sep. 30, 2024	Sep. 30, 2023
Total Equity	$699,181	$654,590	$557,184	$699,181	$557,184
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: DTA Related to Goodwill	1,167	1,167	1,167	1,167	1,167
Tangible Common Equity	695,378	650,787	553,381	695,378	553,381
Market Value Adjustment in AOCI	137,435	169,747	227,375	137,435	227,375
Adjusted Tangible Common Equity	832,813	820,534	780,756	832,813	780,756

Assets	$6,645,371	$6,568,807	$6,426,844	$6,645,371	$6,426,844
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: DTA Related to Goodwill	1,167	1,167	1,167	1,167	1,167
Tangible Assets	6,641,568	6,565,004	6,423,041	6,641,568	6,423,041
Market Value Adjustment in AOCI	137,435	169,747	227,375	137,435	227,375
Adjusted Tangible Assets	6,779,003	6,734,751	6,650,416	6,779,003	6,650,416

Ending Common Shares Issued	25,684,916	25,679,066	25,614,163	25,684,916	25,614,163

Tangible Book Value Per Common Share	$27.07	$25.34	$21.60	$27.07	$21.60

Tangible Common Equity/Tangible Assets	10.47%	9.91%	8.62%	10.47%	8.62%
Adjusted Tangible Common Equity/Adjusted Tangible Assets	12.29%	12.18%	11.74%	12.29%	11.74%

Net Interest Income	$49,273	$48,296	$48,393	$144,985	$148,436
Plus: Noninterest Income	11,917	20,439	10,835	44,968	32,650
Minus: Noninterest Expense	(30,393)	(33,333)	(29,097)	(94,431)	(101,265)

Pretax Pre-Provision Earnings	$30,797	$35,402	$30,131	$95,522	$79,821

Adjusted core noninterest income, adjusted core noninterest expense, adjusted earnings before income taxes, core operational profitability, core operational diluted earnings per common share and adjusted core efficiency ratio are non-GAAP financial measures calculated based on GAAP amounts. These adjusted amounts are calculated by excluding the impact of the net gain on Visa shares, legal accrual, and wire fraud loss and associated insurance and loss recoveries and adjustments to salaries and employee benefits expense for the periods presented below. Management considers these measures of financial performance to be meaningful to understanding the company’s core business performance for these periods.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended			Nine Months Ended
	Sep. 30, 2024	Jun. 30, 2024	Sep. 30, 2023	Sep. 30, 2024	Sep. 30, 2023
Noninterest Income	$11,917	$20,439	$10,835	$44,968	$32,650
Less: Net (Gain) Loss on Visa Shares	15	(9,011)	0	(8,996)	0
Less: Insurance Recoveries	0	0	0	(1,000)	0
Adjusted Core Noninterest Income	$11,932	$11,428	$10,835	$34,972	$32,650

Noninterest Expense	$30,393	$33,333	$29,097	$94,431	$101,265
Less: Legal Accrual	0	(4,537)	0	(4,537)	0
Less: Wire Fraud Loss	0	0	0	0	(18,058)
Plus: Salaries and Employee Benefits (1)	0	0	0	0	1,850
Adjusted Core Noninterest Expense	$30,393	$28,796	$29,097	$89,894	$85,057

Earnings Before Income Taxes	$27,738	$26,922	$29,731	$82,463	$74,271
Adjusted Core Impact:
Noninterest Income	15	(9,011)	0	(9,996)	0
Noninterest Expense	0	4,537	0	4,537	16,208
Total Adjusted Core Impact	15	(4,474)	0	(5,459)	16,208
Adjusted Earnings Before Income Taxes	27,753	22,448	29,731	77,004	90,479
Tax Effect	(4,404)	(3,261)	(4,479)	(11,817)	(14,123)
Core Operational Profitability (2)	$23,349	$19,187	$25,252	$65,187	$76,356

Diluted Earnings Per Common Share	$0.91	$0.87	$0.98	$2.69	$2.49
Impact of Adjusted Core Items	0.00	(0.13)	0.00	(0.16)	0.48
Core Operational Diluted Earnings Per Common Share	$0.91	$0.74	$0.98	$2.53	$2.97

Adjusted Core Efficiency Ratio	49.66%	48.22%	49.13%	49.95%	46.97%

(1)In 2023, long-term, incentive-based compensation accruals were reduced as a result of the wire fraud loss and associated insurance and loss recoveries.
(2)Core operational profitability was $11,000 higher and $3.4 million lower than reported net income for the three months ended September 30, 2024 and June 30, 2024, respectively. Core operational profitability was $4.1 million lower and $12.2 million higher than reported net income for the nine months ended September 30, 2024 and 2023, respectively.

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